Exhibit 10.2

Summary of Amendment to Annual Incentive Compensation Plan and Severance Plan

Annual Incentive Compensation Plan

On June 11, 2006, the Board of Directors (the “Board”) of Pacific Energy Management LLC, a Delaware limited liability company (“PPX General Partner Holdco”), which manages Pacific Energy Partners, L.P., a Delaware limited liability partnership (the “Partnership”), in its capacity as the general partner of the Partnership’s general partner, modified (subject to the condition described below) the Partnership’s Annual Incentive Compensation Plan (the “Incentive Plan”) for 2006 and (if applicable) 2007. Previously, the Board had approved 2006 performance standards and criteria under the Incentive Plan that followed the same general structure as the 2005 Annual Incentive Plan Summary, originally filed with the Securities and Exchange Commission as Exhibit 10.1 to the Partnership’s Form 8-K filed June 24, 2005.

The modifications for 2006 and (if applicable) 2007 were made in connection with the Partnership entering into an Agreement and Plan of Merger (“Merger Agreement”) dated as of June 12, 2006 with Plains All American Pipeline, L.P. (“PAA”), Plains AAP, L.P., a Delaware limited partnership (“PAA General Partner”), Plains All American GP, LLC (“PAA GP LLC”), PPX General Partner Holdco, and Pacific Energy GP, LP, which material definitive agreement has been previously announced by the Partnership. The modifications are conditional upon the closing of the merger.

Under the modifications, all employees of the Partnership, PPX General Partner Holdco, and their subsidiaries, will receive one of the following prior to the merger becoming effective: (i) if the merger becomes effective in 2006, a cash bonus equal to the target amount the employee would have received under the Incentive Plan for 2006 prorated for the number of days elapsed in 2006 as of the payment date, or (ii) if the merger becomes effective in 2007, a cash bonus equal to the target amount the employee would have received under the Incentive Plan for 2006 plus an amount equal to the target amount the employee would have received under the Incentive Plan for 2007 prorated for the number of days elapsed in 2007 as of the payment date. In addition, the Board clarified that if the merger is effective in 2007, then bonuses will be payable with respect to the 2006 calendar year to any employee participating in the Incentive Plan as of December 31, 2006, whether or not such employee remains employed on the date of payment.

Severance Plan

In May 2006, the Board of PPX General Partner Holdco authorized management to implement the Pacific Energy Management LLC Severance Plan (“Severance Plan”) in connection with the Partnership entering into the Merger Agreement. In addition, PAA agreed in the Merger Agreement to assume the plan upon closing of the merger. The Severance Plan is conditional upon and will not become effective until the closing of the merger.

The Severance Plan sets forth the severance benefits to be paid to eligible officers of PPX General Partner Holdco or other PPX entities whose employment is terminated other than for cause (as defined in the plan) by PAA within the 12-month period immediately following the closing of the merger. To be eligible, officers must be full-time employees with at least 90 days of continuous service who do not have an individual employment agreement that includes severance benefits. Severance benefits for officers are paid as a multiple of 6 months of base salary and target incentive compensation for under 1 year (but over 90 days) of service, and 12 months of base salary and target incentive compensation for 1 year or more of service. The Vice Chairman is to receive a multiple of 24 months of salary and target incentive compensation. Officers also receive a continuation of health benefits for 6, 12, or 24 months. The Severance Plan also sets forth the severance benefits to be paid to non-officer employees of PPX General Partner Holdco and other PPX entities whose employment is terminated other than for cause (as defined in the plan) who have at least 90 days of continuous service, who are not subject to a collective bargaining agreement and who are not covered by another severance agreement of a PPX entity.